Exhibit 10.8

FIRST AMENDMENT TO
LOAN DOCUMENTS

This FIRST AMENDMENT TO LOAN DOCUMENTS, dated as of July 25, 2019 (this “Amendment”), is by and among BLUEGREEN VACATIONS UNLIMITED, INC., a Florida corporation (the “Borrower”), BLUEGREEN VACATIONS CORPORATION (f.k.a. Bluegreen Corporation), a Florida corporation (the “Guarantor” and, together with the Borrower, collectively, the “Loan Parties”) and FIFTH THIRD BANK,  an Ohio banking corporation (the “Lender”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in (including by incorporation by reference pursuant to Section 13 of) the Guaranty.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantor and the Lender entered into various Loan Documents to evidence, secure and otherwise document the loan made by the Lender to the Borrower in an original principal amount of $4,920,000, including that certain (a) Amended and Restated Promissory Note (the “Note”), dated as of August 13, 2014, made by the Borrower and payable to the order of the Lender and (b) Amended and Restated Guaranty, dated as of August 13, 2014 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Guaranty”) made by the Guarantor in favor of the Lender;

WHEREAS, the Loan Parties have requested that the Lender amend certain provisions of the Loan Documents; and

WHEREAS, the Lender is willing to make such amendments to the Loan Documents,  in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1 AMENDMENTS
1.1 Amendments to Section 24 of the Guaranty. Section 24 of the Guaranty is hereby amended as follows:
(a) Clause (b) of Section 24 (the “Maximum Leverage Ratio” covenant) is amended by deleting the reference to “3.00 to 1.00” appearing therein and inserting “2.25 to 1.00” in its place.

(b) Clause (c) of Section 24 (the “Minimum Liquidity” covenant) is amended by deleting the phrase to “Twenty-Five Million and No/Dollars ($25,000,000)” appearing therein and inserting the phrase “Forty Million and No/Dollars ($40,000,000)” in its place.

(c) Clause (a) of Section 24 is amended and restated in its entirety to read as follows:

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(a)Minimum Fixed Charge Coverage Ratio. The Guarantor shall not, as of the last day of each fiscal year of the Guarantor, permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

(d) Clause (d) of Section 24 is deleted in its entirety.
(e) The following new definitions shall be included in Section 24 in appropriate alphabetical order:

“Bass Pro Shops Dispute” means the claims made against the Guarantor in Bass Pro, LLC and Big Cedar, LLC v. Bluegreen Vacations Unlimited, Inc., Case No. 6:19-cv-03143, brought in the United States District Court for the Western District of Missouri.

“BFC Controlled Affiliate” means any other Person that is controlled by, or under common control with, BBX Capital Corporation (f.k.a. BFC Financial Corporation). For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA, less Unfinanced Capital Expenditures for the four (4) quarters then ended, less dividends, stock repurchases and other restricted payments, including any restricted payments made to BBX Capital Corporation (f.k.a. BFC Financial Corporation)  or any BFC Controlled Affiliate in accordance with the Tax Sharing Agreement, in each case, paid in cash during such four (4) quarter-period, less, without duplication, the aggregate amount of federal, state, local and foreign income taxes, in each case, paid in cash during such four (4) quarter-period, to (b) the sum of (i) the aggregate principal amount of regularly scheduled or mandatory redemptions or similar acquisitions for value of outstanding Debt for borrowed money or regularly scheduled principal payments (and, for the avoidance of doubt, not voluntary prepayments) made during the four (4) quarters then ended (other than any such payments made in respect of recourse and non-recourse Receivable-Backed Notes Payable of the Guarantor and its Subsidiaries or any such payments made in respect of Debt of the Guarantor and its Subsidiaries that is secured by timeshare inventory of the Guarantor or any of its Subsidiaries and such payments are required to be made as such timeshare inventory is sold (which inventory is expensed by the Guarantor and/or each applicable Subsidiary as cost of goods sold)), and (ii) Other Interest Expense paid in cash during such four (4) quarter-period.

“Tax Sharing Agreement” means that certain Agreement to Allocate Consolidated Income Tax Liabilities and Benefits, effective as of May 1, 2015, by and among BFC Financial Corporation and its Subsidiaries named therein.

“Unfinanced Capital Expenditures” shall mean the purchase by the Guarantor and its Subsidiaries of property, plant and equipment or other fixed assets (as opposed to inventory) which is not funded with purchase money Debt or other term Debt.

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(f) The definition of “Adjusted EBITDA” appearing in Section 24 is amended by (i) deleting the “and” appearing immediately prior to clause (f) of such definition and (ii) inserting a new clause (g) of such definition to read in its entirety as follows:

and (g) to the extent deducted in calculating such Income (Loss), any extraordinary, unusual or non-recurring cash charges, expenses or losses for such accounting period arising out of the Bass Pro Shops Dispute, including (i) charges associated with the cash settlement of the Bass Pro Shops Dispute and (ii) costs, fees and expenses incurred by the Guarantor in connection with the Bass Pro Shops Dispute, including costs, fees and expenses relating to any advisors, legal counsel or counsels engaged by the Guarantor in connection with of the Bass Pro Shops Dispute (net of the aggregate amount in respect of insurance or similar reimbursement, indemnity or other payments actually received in cash by the Guarantor in connection with the settlement of the Bass Pro Shops Dispute);

(g) The definition of “Debt” appearing in Section 24 is amended and restated in its entirety to read as follows:

“Debt” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices or amounts payable under “earn out” arrangements as and solely to the extent future revenues are realized and equal or exceed the amount of such “earn out”), (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness of other Persons to the extent guaranteed by such Person, but excluding (x) Subordinated Debt of such Person and (y) all recourse and non-recourse Receivable-Backed Notes Payable of such Person.

(h) Each of the following definitions appearing in Section 24 shall be deleted in its entirety: “Debt Service” and “Debt Service Coverage Ratio”.

1.2 Amendments to Loan Documents.    Each of the Loan Documents is hereby amended such that any reference in any such Loan Document to “Bluegreen Corporation” shall be a reference to “Bluegreen Vacations Corporation”.

Article 2 CONDITIONS TO EFFECTIVENESS

2.1Closing Conditions.  This Amendment shall be deemed effective as of June 28, 2019 (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Lender):

(a) Executed Amendment. The Lender shall have received a copy of this Amendment duly executed by each of the Loan Parties and by the Lender.

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(b) Default. After giving effect to this Amendment, no Guaranty Event of Default or other Event of Default shall exist.
(c) Fees and Expenses. The Lender shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby.

(d) Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Lender and its counsel.

Article 3 MISCELLANEOUS

3.1 Amended Terms.  On and after the Amendment Effective Date, all references to any of the Loan Documents shall hereafter mean such particular Loan Document as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 FATCA.  For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Amendment Effective Date, the Borrower and the Lender shall treat the Loan Documents as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.3 Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:
(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in the Loan Documents are true and correct as of the date hereof (except for those which expressly relate to an earlier date).
(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Guaranty Event of Default or any other Event of Default.
(f) The Mortgage continues to create a valid security interest in, and lien upon, the real property and related fixtures described therein, in favor of the Lender, which security interests 4 #69318673 and liens are perfected in accordance with the terms of the Mortgage and related documentation and prior to all other liens other than liens otherwise permitted under any of the Loan Documents.

(g) None of the obligations of the Loan Parties arising under any of the Loan Documents (including the Obligations) are reduced or modified by this Amendment, nor are any subject to any offsets, defenses or counterclaims.

3.4 Reaffirmation of Obligations.  Each Loan Party hereby ratifies each Loan Document to which it is a party, and acknowledges and reaffirms (a) that it is bound by all terms of each such Loan Document applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations therein (including the Obligations).

3.5 Loan Document. This Amendment shall constitute a Loan Document for all purposes of the Loan Documents.

3.6 Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Lender’s legal counsel.

3.7 Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Lender, as is necessary to carry out the intent of this Amendment.

3.8 Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.9 Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.  Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.10 No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender, or the Lender’s officers, employees, representatives, agents, counsel or directors arising from any action by such persons, or failure of such persons to act under any Loan Document on or prior to the date hereof.

3.11 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.
3.12 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.13 General Release.    In consideration of the Lender’s willingness to enter into this Amendment,  each Loan Party hereby releases and forever discharges the Lender and its predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims,

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counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby.

3.14 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 8 of the Note are hereby incorporated by reference, mutatis mutandis.

3.15

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:

BLUEGREEN VACATIONS UNLIMITED, INC.

By:_______________________________________

     Name: Paul Humphrey

     Title:   Vice President

GUARANTOR:

BLUEGREEN VACATIONS CORPORATION

By:_______________________________________

     Name: Paul Humphrey

     Title:   SVP, Finance, Capital Markets and

Mortgage Operations

Bluegreen Corporation
First Amendment to Credit Agreement

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FIFTH THIRD BANK,

   as the Lender

By:_______________________________________

      Name:

      Title:

Signature Page to First Amendment to

Loan Documents

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